Exhibit 10.3
AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF DCP EAST TEXAS HOLDINGS, LLC
DATED JULY 1, 2007
BETWEEN
DCP MIDSTREAM, LLC
AND
DCP ASSETS HOLDING, LP

TABLE OF CONTENTS

ARTICLE 1		1
SUBJECT MATTER, DEFINITIONS AND RULES OF CONSTRUCTION		1
1.1	Subject Matter	1
1.2	Definitions	1
1.3	Rules of Construction	9
1.4	MLP Partnership Agreement	10
ARTICLE 2		10
ORGANIZATION AND CONDUCT OF BUSINESS		10
2.1	Company	10
2.2	Continuation of Company	10
2.3	Purpose	10
2.4	Place of Business	10
2.5	Term	10
2.6	Business Opportunities; No Implied Duty	11
ARTICLE 3		11
CAPITAL STRUCTURE		11
3.1	Percentage Interests	11
3.2	Capital Contributions	11
3.3	No Voluntary Contributions; Interest	11
3.4	Capital Accounts	11
3.5	Return of Capital	13
ARTICLE 4		14
ALLOCATIONS AND DISTRIBUTIONS		14
4.1	Allocations for Capital Account Purposes	14
4.2	Allocations for Tax Purposes	16
4.3	Distributions	18
ARTICLE 5		18
MANAGEMENT		18
5.1	The Management Committee	18
5.2	Composition; Removal and Replacement of Representative	18
5.3	Officers	18
5.4	Voting	18
5.5	Meetings of Management Committee	19
5.6	Remuneration	20
5.7	Individual Action by Members	20
ARTICLE 6		20
INDEMNIFICATION; LIMITATIONS ON LIABILITY		20
6.1	Indemnification by the Company	20
6.2	Indemnification by the Members	21
6.3	Defense of Action	21
6.4	Limited Liability of Members	22
ARTICLE 7		22
OPERATION OF COMPANY		22
7.1	Operator	22
7.2	Expenses	22

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7.3	Reimbursement for Insurance	23
7.4	Accounts	23
ARTICLE 8		23
TRANSFER OF INTERESTS		23
8.1	Restrictions on Transfer	23
8.2	Possible Additional Restrictions on Transfer	24
8.3	Right of First Offer	24
8.4	Substituted Members	25
8.5	Documentation; Validity of Transfer	26
8.6	Covenant Not to Withdraw or Dissolve	26
ARTICLE 9		27
DEFAULT		27
9.1	Events of Default	27
9.2	Consequence of a Default	28
ARTICLE 10		29
DISSOLUTION AND LIQUIDATION		29
10.1	Dissolution	29
10.2	Liquidation	29
ARTICLE 11		31
FINANCIAL MATTERS		31
11.1	Books and Records	31
11.2	Financial Reports; Budget	31
11.3	Accounts	32
11.4	Tax Matters	32
ARTICLE 12		33
MISCELLANEOUS		33
12.1	Notices	33
12.2	Amendment	34
12.3	Governing Law	34
12.4	Binding Effect	34
12.5	No Third Party Rights	34
12.6	Counterparts	35
12.7	Invalidity	35
12.8	Entire Agreement	35
12.9	Expenses	35
12.10	Waiver	35
12.11	Dispute Resolution	35
12.12	Disclosure	38
12.13	Brokers and Finder	38
12.14	Further Assurances	38
12.15	Section Headings	38
12.16	Waiver of Certain Damages	38
12.17	Certificates of Interest	39
Exhibits
                    None

ii

Schedules
     Schedule 3.1    Members’ Percentage Interest
     Schedule 5.4    Unanimous Consent Matters

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AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF DCP EAST TEXAS HOLDINGS, LLC
     This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (the “Agreement”), dated as of July 1, 2007, by and between DCP MIDSTREAM, LLC (the “Midstream Member”), a Delaware limited liability company, and DCP ASSETS HOLDING, LP (the “MLP Member”), a Delaware limited liability company.
ARTICLE 1
SUBJECT MATTER, DEFINITIONS AND RULES OF CONSTRUCTION
     1.1 Subject Matter. This Agreement amends and restates the Limited Liability Company Agreement of DCP East Texas Holdings, LLC, a Delaware limited liability company (the “Company”) dated as of March 23, 2007 (the “Initial Agreement”), by the Midstream Member, as sole member.
     1.2 Definitions. For purposes of this Agreement, including the Schedules hereto, the meanings herein assigned to them and the capitalized terms defined elsewhere in this Agreement, by inclusion in quotation marks and parentheses, shall have the meanings so ascribed to them.
     “Adjusted Capital Account” means the Capital Account maintained for each Member as of the end of each taxable year of the Company, a) increased by any amount that such Member is obligated to restore under the standards set by Regulations section 1.704-1(b)(2)(ii)(c) or is deemed obligated to restore pursuant to the penultimate sentences of Regulations sections 1.704-2(g)(1) and 1.704-2(i)(5), and b) decreased by (i) the amount of all losses and deductions that, as of the end of such taxable year, are reasonably expected to be allocated to such Member in subsequent years under sections 704(e)(2) and 706(d) of the Code and Regulations section 1.751-1(b)(2)(ii), and (ii) the amount of all distributions that, as of the end of such taxable year, are reasonably expected to be made to such Member in subsequent years in accordance with the terms of this Agreement or otherwise to the extent they exceed offsetting increases to such Member’s Capital Account that are reasonably expected to occur during (or prior to) the year in which such distributions are reasonably expected to be made (other than increases as a result of a minimum chargeback pursuant to Section 4.1(d) or 4.1(e)). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of the Regulations section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.
     “Adjusted Property” means any property of the Company, the Carrying Value of which has been adjusted pursuant to Section 3.4(d).
     “Affiliate” means with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person or, in the case of a Person that is a limited partnership, an “Affiliate” shall include any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with the general partner of such limited partnership. For the purposes of this definition, “control” means the ownership, directly or indirectly, of more than 50% of the Voting Stock, of such Person; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
     “Agreed Rate” means the lesser of (a) the rate publicly announced by Wachovia Bank, National Association, New York, New York (or any successor bank) from time to time as its prime rate, plus one percent (1%) and (b) the maximum rate permitted by applicable law.
     “Agreed Value” of any Contributed Property or Adjusted Property means the fair market value of such property or other considerations at the time of contribution as determined by the Company (but only in the absence of a negotiated determination of fair market value between the Members, in which case such negotiated value shall be accepted as the Agreed Value) using such reasonable methods of valuation as it may adopt. In the absence of a negotiated value between the Members (if such negotiated allocation exists, the negotiated allocation will be conclusive), the Company shall, in its sole discretion, use such method as it deems reasonable and appropriate to allocate the aggregate Agreed Value of Contributed Properties or Adjusted Property in a single or integrated transaction among such properties on a basis proportional to their fair market value.
     “Agreement” has the meaning ascribed to such term in the preamble.
     “Arbitral Dispute” means any dispute, claim, counterclaim, demand, cause of action, controversy and other matters in question arising out of or relating to this Agreement or the alleged breach hereof, or in any way relating to the subject matter of this Agreement or the relationship between the Members created by this Agreement, regardless of whether (a) allegedly extra-contractual in nature, (b) sounding in contract, tort, or otherwise, (c) provided for by applicable Law or otherwise, or (d) seeking damages or any other relief, whether at Law, in equity, or otherwise.
     “Available Cash” means, with respect to any Distribution Period ending prior to the dissolution or liquidation of the Company, and without duplication:
     (a) the sum of (i) all cash and cash equivalents of the Company on hand at the end of such Distribution Period, determined in the reasonable discretion of the Management Committee, and (ii) all additional cash and cash equivalents of the Company on hand on the date of determination of Available Cash with respect to such Distribution Period, less
     (b) the amount of any cash reserves that is necessary or appropriate in the reasonable discretion of the Management Committee to (i) provide for the proper conduct of the business of the Company (including reserves for future capital expenditures and for anticipated future credit needs of the Company) subsequent to such Distribution Period or (ii) comply with applicable Law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which the Company is a party or by which it is bound or its assets are subject; provided, however, that distributions made by the Company or cash reserves established, increased or reduced after the end of such Distribution Period but on or before the date of determination of Available Cash with respect to such Distribution Period shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash, within such Distribution Period if the Management Committee so determines.
Notwithstanding the foregoing, “Available Cash” with respect to the Distribution Period in which a liquidation or dissolution of the Company occurs and any subsequent Distribution Period shall equal zero.
     “Bankruptcy” means (i) the filing of any petition or the commencement of any suit or proceeding by an individual or entity pursuant to Bankruptcy Law seeking an order for relief, liquidation, reorganization or protection from creditors, (ii) the entry of an order for relief against an individual or entity pursuant to Bankruptcy Law, or (iii) the appointment of a receiver, trustee or custodian for a substantial portion individual’s or entity’s assets or property, provided such order for relief, liquidation, reorganization or protection from creditors is not dismissed within sixty (60) days after such appointment of a receiver, trustee or custodian.
     “Bankruptcy Law” means Title 11, U.S. Code or any similar Federal or state Law for the relief of debtors.
     “Book-Tax Disparity” means with respect to any item of Contributed Property or Adjusted Property, as of the date of any determination, the difference between the Carrying Value of such Contributed Property or Adjusted Property, and the adjusted basis thereof for federal income tax purposes as of such date. A Member’s share of the Company’s Book Tax Disparities in all Contributed Property or Adjusted Property will be reflected by the difference between such Member’s Capital Account balance as maintained pursuant to Section 3.4 and the hypothetical balance of such Member’s Capital Account computed as if it had been maintained strictly in accordance with federal income tax accounting principles. The determination of Book Tax Disparity and a Member’s share thereof shall be determined consistently with Regulations section 1.704-3(d).
     “Business Day” means any day other than a Saturday, Sunday or other day on which banks in the State of Colorado are permitted or required to close.
     “Capital Account” means the capital account maintained for each Member for the purposes of section 704(b) of the Code as described in Section 3.4.

     “Capital Contribution” means, with respect to any Member, the amount of capital contributed by such Member to the Company in accordance with Article 3 of this Agreement.
     “Carrying Value” means (a) with respect to Contributed Property, the Agreed Value of such property reduced (but not below zero) by all depreciation, amortization and cost recovery deductions relating to such property changed to the Members’ Capital Accounts, and (b) with respect to any other Company property, the adjusted basis of such property for federal income tax purposes, all as of the time of determination. The Carrying Value of any property shall be adjusted from time to time in accordance with Section 3.4(d) and to reflect changes, additions or other adjustments to the Carrying Value for dispositions and acquisitions of Company properties, as deemed appropriate by the Company.
     “Certificates” have the meaning ascribed to such term in Section 12.17.
     “Certificate of Formation” means the certificate of formation of the Company, as amended or restated from time to time, filed in the Office of the Secretary of State of the State of Delaware in accordance with the Delaware Act.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Company” has the meaning ascribed to such term in Section 1.1.
     “Company Assets” means the assets and properties owned, leased or used by the Company in its business, including without limitation, all of the partnership interests in FCV, ELP and DETG, which collectively own and operate certain midstream gathering, compression, dehydrating, processing and fractionating assets located in Panola, Harrison, Shelby, and Rusk Counties, Texas, and Caddo and DeSoto Parishes, Louisiana.
     “Company Indemnitee” has the meaning ascribed to such term in Section 6.1.
     “Company Minimum Gain” means the amount determined pursuant to Treasury Regulations section 1.704-2(d).
     “Contributed Property” means each property or other asset, in such form as may be permitted by the Delaware Act, but excluding cash or cash equivalents, contributed to the Company by a Member. Once the Carrying Value of a Contributed Property is adjusted pursuant to Section 3.4(d), such property shall no longer constitute a Contributed Property for the purposes of Section 4.2, but shall be deemed an Adjusted Property for such purposes.
     “Default” has the meaning ascribed to such term in Section 9.1.
     “Defaulting Member” has the meaning ascribed to such term in Section 9.1.

     “Delaware Act” means the Delaware Limited Liability Company Act, 6 Del. Code §§ 18-101, et seq., as amended from time to time.
     “DETG” shall mean DCP East Texas Gathering, LP, a Delaware limited partnership.
     “Distribution Period” means a period equal to a fiscal quarter of the Company or such shorter portion thereof, as determined from time to time by majority vote of the Management Committee.
     “Economic Risk of Loss” has the meaning set forth in Regulations section 1.752-2(a).
     “ELP” shall mean EasTrans Limited Partnership, a Texas limited partnership.
     “Equity” means common stock in the case of a corporation, membership interest in the case of a limited liability company, a partnership interest in the case of a partnership or other similar interest in the case of another Person.
     “FCV” means Fuels Cotton Valley Gathering, LP, a Delaware limited partnership.
     “Fiscal Year” means (i)the period of time commencing on the effective date of the Initial Agreement and ending on December 31, 2007, in the case of the first Fiscal Year of the Company or (ii) in the case of subsequent Fiscal Years of the Company, any subsequent twelve (12) month period commencing January 1 and ending on December 31.
     “GAAP” means generally accepted accounting principles in the United States of America.
     “GAAP Capital Account” means the capital account maintained in accordance with GAAP for purposes of the annual financial statements referred to in Section 11.2.
     “Governmental Body” means a government organization, subdivision, court, agency or authority thereof, whether foreign or domestic.
     “Indemnified Party” has the meaning ascribed to such term in Section 6.3.
     “Indemnifying Party” has the meaning ascribed to such term in Section 6.3.
     “Initial Agreement” has the meaning ascribed to such term in Section 1.1.
     “Interest” means the ownership interest of a Member in the Company (which shall be considered intangible personal property for all purposes) consisting of (i) such Member’s right to receive its Percentage Interest of the Company’s profits, losses, allocations and distributions, (ii) such Member’s right to vote or grant or withhold consents with respect to matters related to the Company as provided herein or in the Delaware Act and (iii) such Member’s other rights and privileges as herein provided.
     “Internal Transfer” has the meaning ascribed to such term in Section 8.1.
     “Internal Transferee” has the meaning ascribed to such term in Section 8.1.
     “Laws” means all applicable statutes, laws, rules, regulations, orders, ordinances, judgments and decrees of any Governmental Body, including the common or civil law of any Government Body.
     “Liabilities” has the meaning ascribed to such term in Section 6.1.
     “Majority” means one or more Members having between them more than 50% of the Interests of all Members entitled to vote.
     “Make-Whole Amount” has the meaning ascribed to such term in Section 8.6(b).
     “Management Committee” means the committee comprised of the individuals designated by the Members pursuant to Section 5.2 hereof and all other individuals who may from time to time by duly appointed by the Members to serve as representatives of such committee in accordance with the provisions hereof, in each case so long as such individual shall continue in such capacity in accordance with the terms hereof. References herein to the Management Committee shall refer to such individuals collectively in their capacity as representatives on such committee.
     “Marketed Interest” has the meaning ascribed to such term in Section 8.3.
     “Member Indemnitee” has the meaning ascribed to such term in Section 6.2.
     “Members” means the Midstream Member, the MLP Member and any other Persons who are admitted as Members in the Company pursuant to this Agreement, but does not include any Person who has ceased to be a Member in the Company.
     “Midstream Member” has the meaning ascribed to such term in the preamble.
     “Minimum Gain Attributable to a Member Nonrecourse Debt” means the amount determined in accordance with the principles of Regulations section 1.704-2(i)(3).
     “MLP” means DCP Midstream Partners, LP, a Delaware limited partnership.
     “MLP Member” has the meaning ascribed to such term in the preamble.

     “MLP Partnership Agreement” means the Second Amended and Restated Agreement of the Limited Partnership of the MLP, dated November 1, 2006, as it may be amended and restated from time to time.
     “Monetary Default” has the meaning ascribed to such term in Section 9.1.
     “Negotiation Period” has the meaning ascribed to such term in Section 8.3.
     “Net Agreed Value” means (i) in the case of any Contributed Property, the fair market value of such property reduced by any liabilities either assumed by the Company upon such contribution or to which such property is subject when contributed, and (ii) in the case of any property distributed to a Member by the Company, the Company’s Carrying Value of such property at the time such property is distributed, reduced by any indebtedness either assumed by such Member upon such distribution or to which such property is subject at the time of distribution as determined under section 752 of the Code.
     “Net Income” means, for any taxable period, the excess, if any, of the Company’s items of income and gain for such taxable period over the Company’s items of loss and deduction for such taxable period. The items included in the calculation of Net Income shall be determine in accordance with Section 3.4(b) and shall not include any items specifically allocated under Section 4.1(d) through 4.1(j). For purposes of Section 4.1(a) and (b), in determining whether Net Loss has been allocated to any member for any previous taxable period, any Unrealized Gain or Unrealized Loss allocated pursuant to Section 3.4(d) shall be treated as an item of gain or loss to be allocated pursuant to Section 4.1.
     “Net Loss” means, for any taxable period, the excess, if any, of the Company’s items of loss and deduction for such taxable period over the Company’s items of income and gain for such taxable period. The items included in the calculation of Net Loss shall be determined in accordance with Section 3.4(b) and shall not include any items specifically allocated under Sections 4.1(d) through 4.1(j). For purposes of Sections 4.1(a) and (b), in determining whether Net Loss has been allocated to any Member for any previous taxable period, any Unrealized Gain or Unrealized Loss allocated pursuant to Section 3.4(d) shall be treated as an item of gain or loss to be allocated pursuant to Section 4.1.
     “Nonrecourse Built-in Gain” means with respect to any Contributed Properties or Adjusted Properties that are subject to a mortgage or negative hedge securing a Nonrecourse Liability, the amount of any taxable gain that would be allocated to the Members pursuant to Section 4.2(b)(i)(A) or 4.2(b)(ii)(A) if such properties were disposed of in a taxable transaction in full satisfaction of such liabilities and for no other consideration.
     “Nonrecourse Debt” has the meaning set forth in Regulations section 1.704-2(b)(4).

     “Nonrecourse Deductions” means any and all items of loss, deduction, or expenditure (described in section 705(a)(2)(B) of the Code) that, in accordance with the principles of Regulations section 1.704-2(b)(i) are attributable to a Nonrecourse Liability.
     “Nondefaulting Member” has the meaning ascribed to such term in Section 9.1.
     “Non-selling Member” has the meaning ascribed to such term in Section 8.3.
     “Notice of Dispute” has the meaning ascribed to such term in Section 12.11.
     “Operator” has the meaning ascribed to such term in Section 7.1.
     “Parent” means (a) with respect to the Midstream Member, DCP Midstream, LLC, a Delaware limited liability company, (b) with respect to the MLP Member, the MLP.
     “Percentage Interest” means, with respect to a Member, the percentage set forth opposite such Member’s name on Schedule 3.1, subject to adjustment pursuant to a transfer of an Interest by a Member or the issuance of new Interests by the Company, in either case, in compliance with the terms of this Agreement.
     “Person” means any individual, corporation, partnership, joint venture, association, joint stock company, limited liability company, trust, estate, unincorporated organization or Governmental Body.
     “Purchase Notice” has the meaning ascribed to such term in Section 8.3.
     “Recapture Income” means any gain recognized by the Company (computed without regard to any adjustment required by section 734 or 743 of the Code) upon the disposition of any property or asset of the Company, which gain is characterized as ordinary income because it represents the recapture of deductions previously taken with respect to such property or asset.
     “Record Date” means the dated established by the Members from time to time for determining the identity of Members entitled to receive any distribution pursuant to Section 4.3.
     “Regulations” means the U.S. Treasury Regulations promulgated under the Code, as in effect from time to time.
     “Residual Gain” or “Residual Loss” means any item of gain or loss, as the case may be, of the Company recognized for federal income tax purposes resulting from a sale, exchange or other disposition of a Contributed Property or Adjusted Property, to the extent such item of gain or loss is not allocated to Section 4.2(b)(i)(A) or 4.2(b)(ii)(A), to eliminate Book Tax Disparities.

     “Sale Offer” has the meaning ascribed to such term in Section 8.3.
     “Section 708 Termination” has the meaning ascribed to such term in Section 8.6(b).
     “Selling Member” has the meaning ascribed to such term in Section 8.3.
     “Tax Matters Partner” has the meaning ascribed to such term in Section 11.4.
     “Third Party Action” has the meaning ascribed to such term in Section 6.3.
     “Unrealized Gain” attributable to any item of Company property means, as of any date of determination, the excess, if any, of (a) the fair market value of such property as of such date over (b) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 3.4(d) or 3.4(e) as of such date). In determining such Unrealized Gain, the aggregate cash amount and fair market value of a Company asset (including cash or cash equivalents) shall be determined by the Company and agreed to by the Members using such reasonable method of valuation as it may adopt.
     “Unrealized Loss” attributable to any item of Company property means, as of any date of determination, the excess, if any, of (a) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 3.4(d) or 3.4(e) as of such date) over (b) the fair market value of such property as of such date. In determining such Unrealized Loss, the aggregate cash amount and fair market value of a Company asset (including cash or cash equivalents) shall be determined by the Company and agreed to by the Members using such reasonable method of valuation as it may adopt.
     “Voting Stock” means the securities or other ownership interest in any Person which have ordinary voting power under ordinary circumstances or the election of directors (or the equivalent) of such Person.
     1.3 Rules of Construction. For purposes of this Agreement, including the Exhibits and Schedules hereto:
     (a) General. Unless the context otherwise requires, (i) “or” is not exclusive; (ii) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP; (iii) words in the singular include the plural and words in the plural include the singular; (iv) words in the masculine include the feminine and words in the feminine include the masculine; (v) any date specified for any action that is not a Business Day shall be deemed to mean the first Business Day after such date; (vi) a reference to a Member includes its successors and permitted assigns; and (vii) any reference to $ or dollars shall be a reference to U.S. dollars.

     (b) Articles and Sections. Reference to Articles and Sections are, unless otherwise specified, to Articles and Sections of this Agreement.
     1.4 MLP Partnership Agreement. Notwithstanding any other provision of this Agreement, the Members agree that to the extent any provision of this Agreement contradicts with or is in conflict with any provision of the MLP Partnership Agreement, the provisions of the MLP Partnership Agreement shall control.
ARTICLE 2
ORGANIZATION AND CONDUCT OF BUSINESS
     2.1 Company. Subject to the terms and conditions of this Agreement, the Members hereby agree to operate and manage the Company, a limited liability company organized pursuant to the Delaware Act, which shall engage in the business described herein.
     2.2 Continuation of Company. The parties hereto hereby continue the Company, which is that certain limited liability company formed on March 23, 2007, upon the filing of a Certificate of Formation in the Office of Secretary of State of the State of Delaware in accordance with the requirements of the Delaware Act. From time to time, the Company shall file such further certificates of formation, qualifications to do business, fictitious name certificates or make filings in such jurisdictions as may be necessary or appropriate in connection with the conduct of the Company’s business or to provide notification of the limitation of liability of the Members under applicable law.
     2.3 Purpose. The business and purposes of the Company shall be (i) to own and operate the Company Assets and (ii) to engage in such other business activities that may be undertaken by a limited liability company under the Delaware Act as the Members may from time to time determine; provided, however, that the Members determine, as of the date of the acquisition or commencement of such other business activity, that such activity (a) generates “qualifying income” (as such term is defined pursuant to section 7704 of the Code) or (b) enhances the operations of an activity of the Company that generates qualifying income.
     2.4 Place of Business. The principal place of business of the Company shall be 370 17th Street, Suite 2500, Denver, Colorado 80202 or such other place as the Members may from time to time determine. The registered office of the Company in the State of Delaware shall be 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, and the registered agent for service of process on the Company shall be The Corporation Trust Company, whose business address is the same as the Company’s registered office (or such other registered office and registered agent as the Members may from time to time select).
     2.5 Term. The Company shall continue indefinitely unless dissolved in accordance with Section 10.1.

     2.6 Business Opportunities; No Implied Duty. Except as may be provided in the MLP Partnership Agreement, the Members and their respective Affiliates may engage, directly or indirectly, without the consent of the other Members or the Company, in other business opportunities, transactions, ventures or other arrangements of any nature or description, independently or with others, including without limitation business of a nature which may be competitive with or the same as or similar to the business of the Company, regardless of the geographic location of such business, and without any duty or obligation to account to the other Members or the Company in connection therewith.
ARTICLE 3
CAPITAL STRUCTURE
     3.1 Percentage Interests. The Percentage Interests of the Members on the date hereof are set forth on Schedule 3.1 hereto. Upon the transfer by a Member of all or a portion of such Member’s Interest pursuant to Article 8 or the issuance of new Interests by the Company in compliance with this Agreement, Schedule 3.1 shall be updated to reflect the Percentage Interests of the Members effective upon such transfer or issuance.
     3.2 Capital Contributions. The Members shall make Capital Contributions of cash, property or services as they determine and approve pursuant to Section 5.4. If the Members determine and approve pursuant to Section 5.4 that cash Capital Contributions should be made for any purpose, the Members shall make such cash Capital Contributions in proportion to their respective Percentage Interests in such amounts and on such dates as the Members may determine. The Management Committee shall issue a written request to each Member for payment of such cash Capital Contributions on such due dates and in such amounts; provided, that the due date for any such cash Capital Contribution shall be no less that 5 days after the date such written request is issued to the Members. All Capital Contributions received by the Company after the due date specified in such written request shall be accompanied by interest on such overdue amounts, which interest shall be payable to the Company and shall accrue from and after such specified dates until paid at the Agreed Rate.
     3.3 No Voluntary Contributions; Interest. No Member shall make any Capital Contributions to the Company except pursuant to this Article 3. No Member shall be entitled to interest on its Capital Contribution.
     3.4 Capital Accounts. A separate Capital Account shall be established and maintained for each Member in accordance with Regulations section 1.704(b)(2)(iv), Section 4.1 and following terms and conditions:
     (a) Increases and Decreases. Each Member’s Capital Account shall be (i) increased by (A) the amount of cash or cash equivalent Capital Contributions made by such Member, (B) the Net Agreed Value of non-cash assets contributed as Capital Contributions by such Member, and (C) allocations to such Member of Company income and gain (or items thereof), including, without limitation, income and gain exempt from tax and income and gain described in Regulations section 1.704-1(b)(2)(iv)(g), but excluding income and gain described in Regulations section 1.704-1(b)(4)(i); and (ii) shall be decreased by (A) the amount of cash or cash equivalents distributed to such Member by the Company, (B) the Net Agreed Value of any non-cash assets or other property distributed to such Member by the Company, and (C) allocations to such Member of Company losses and deductions (or items thereof), including losses and deductions described in Regulations section 1.704-1(b)(2)(iv)(g) (but excluding losses or deductions described in Regulations section 1.704-1(b)(4)(i) or (iii)).
     (b) Computation of Amounts. For purposes of computing the amount of any item of income, gain, loss or deduction to be reflected in the Members’ Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes (including, without limitation, any method of depreciation, cost recovery or amortization used for that purpose), provided that:
               (i) All fees and other expenses incurred by the Company to promote the sale of (or to sell) any interest that can neither be deducted nor amortized under section 709 of the Code, if any, shall, for purposes of Capital Account maintenance, but treated as an item of deduction at the time such fees and other expenses are required and shall be allocated between the Members pursuant to Sections 4.1 and 4.2.
               (ii) Except as otherwise provided in Regulations section 1.704-1(b)(2)(iv)(m), the computation of all items of income, gain, loss and deduction shall be made without regard to any election under section 754 of the Code which may be made by the Company and, as to those items described in section 705(a)(1)(B) or 705(a)(2)(B) of the Code, without regard to the fact that such items are not includable in gross income or are neither currently deductible nor capitalized for federal income tax purposes.
               (iii) Any income, gain or loss attributable to the taxable disposition of any Company property shall be determined as if the adjusted basis of such property as of such date of disposition were equal in amount to the Company’s Carrying Value with respect to such property as of such date.
               (iv) In accordance with the requirements of section 704(b) of the Code, any deductions for depreciation, cost recovery or amortization attributable to any Contributed Property shall be determined as if the adjusted basis of such property of the date it was acquired by the Company was equal to the Agreed Value of such property on the date if was acquired by the Company. Upon an adjustment pursuant to Section 3.4(d) or 3.4(e) to the Carrying Value of any Company property subject to depreciation, cost recovery or amortization, any further deductions for such depreciation, cost recovery or amortization attributable to such property shall be determined (A) as if the adjusted basis of such property were equal to the Carrying Value of such property immediately following such adjustment and (B) using a rate of depreciation, cost recovery or amortization derived from the same method or useful life (or, if applicable, the meaning useful life) as is applied for federal income tax purposes; provided, however, that if the asset has a zero adjusted basis for federal income tax purposes, depreciation, cost recovery or amortization deductions shall be determined using any reasonable method that the Company may adopt.
     (c) Transferees. A transferee of all or a part of a Member’s Interest shall succeed to all or the transferred part of the Capital Account of the transferring Member.
     (d) Contributed Unrealized Gains and Losses. Consistent with the provisions of the Regulations section 1.704-1(b)(2)(iv)(f), on an issuance of additional Interests for cash or Contributed Property, the Capital Accounts of all Members and the Carrying Value of each Company property immediately prior to such issuance shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Company property, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such property immediately prior to such issuance and had been allocated to the Members at such time pursuant to Section 4.1.
     (e) Distributed Unrealized Gains and Losses. In accordance with Regulations section 1.704-1(b)(2)(iv)(f), immediately prior to any distribution to a Member of any Company property (other than a distribution of cash or cash equivalents that are not in redemption or retirement of a Member’s Interest), the Capital Accounts of all Members and the Carrying Value of each Company property shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Company property, as if such Unrealized Gain or Unrealized Loss had been recognized in a sale of such property immediately prior to such distribution for an amount equal to its fair market value (which shall be determined by the Company using any valuation method it deems reasonable under the circumstances), and had been allocated to the Members at such time, pursuant to Section 4.1.
     (f) Code Compliance. Notwithstanding any provision in this Agreement to the contrary, each Member’s Capital Account shall be maintained and adjusted in accordance with the Code and the Regulations thereunder, including without limitation (i) the adjustments permitted or required by Code section 704(b) and, to the extent applicable, the principles expressed on Code section 704(c) and (ii) the adjustments required to maintain capital accounts in accordance with the “substantial economic effect test” set forth in the Regulations under Code section 704(b).
     3.5 Return of Capital. No Member shall have the right to demand a return of such Member’s Capital Contributions (or the balance of such Member’s Capital Account). Further, no Member has the right (i) to demand and receive any distribution from the

Company in any form other than cash or (ii) to bring an action of partition against the Company or its property. Neither the Members nor the Management Committee shall have any personal liability for the repayment of the Capital Contributions from Members. No Member is required to contribute or to lend any cash or property to the Company to enable the Company to return any other Member’s Capital Contribution.
ARTICLE 4
ALLOCATIONS AND DISTRIBUTIONS
     4.1 Allocations for Capital Account Purposes. For purposes of maintaining the Capital Accounts and in determining the rights of the Members between themselves, the Company’s items of income, gain, loss and deduction (computed in accordance with Section 3.4(b)) shall be allocated between the Members in each taxable year or portion thereof (an “allocation period”) as provided herein below.
     (a) Net Income. All items of income, gain, loss and deduction taken into account in computing Net Income for such allocation period shall be allocated to each of the Members in accordance with its respective Percentage Interest.
     (b) Net Losses. All items of income, gain, loss and deduction taken into account in computing Net Losses for such allocation period shall be allocated to each Member in accordance with its respective Percentage Interest; provided, however, that Net Losses shall not be allocated pursuant to this Section 4.1(b) to the extent that such allocation would cause a Member to have a deficit balance in its Adjusted Capital Account at the end of such taxable year (or increase any existing deficit balance in its Adjusted Capital Account).
     (c) Nonrecourse Liabilities. For the purposes of Regulations section 1.752-3(a)(3), the Members agree that Nonrecourse Liabilities of the Company in excess of the sum of (A) the amount of Company Minimum Gain and (B) the total amount of Nonrecourse Built-in Gain shall be allocated between the Members in accordance with their respective Percentage Interests.
     (d) Company Minimum Gain Chargeback. Notwithstanding the other provisions of this Section 4.1, except as provided in Regulations section 1.704-2(f)(2) through(5), if there is a net decrease in Company Minimum Gain during any Company taxable year, each Member shall be allocated items of Company income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Regulations sections 1.704-2(f)(6) and (g)(2) and section 1.704(j)(2)(i), or any successor provisions. For purposes of this Section 4.1(d), each Member’s Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 4.1 with respect to such taxable year (other than an allocation pursuant to Section 4.1(h) or (i)).

     (e) Chargeback of Minimum Gain Attributable to Member Nonrecourse Debt. Notwithstanding the other provisions of this Section 4.1 (other than Section 4.1(d), except as provided in Regulations section 1.704-2(i)(4)), if there is a net decrease in Minimum Gain Attributable to Member Nonrecourse Debt during any Company taxable period, any Member with a share of Minimum Gain Attributable to Member Nonrecourse Debt at the beginning of such taxable period shall be allocated items of Company income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Regulations sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii), or any successor provisions. For purposes of this Section 4.1, such Member’s Adjusted Capital Account balance shall be determined and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 4.1, other than Sections 4.1(d), (h) and (i), with respect to such taxable period.
     (f) Qualified Income Offset. If any Member unexpectedly receives adjustments, allocations or distributions described in Regulations section 1.704-1(b)(2)(ii)(d)(4) through (6) (or any successor provisions), items of Company income and gain shall be specifically allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations promulgated under section 704(b) of the Code; the deficit balance, if any, in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible unless such deficit balance is otherwise eliminated pursuant to Section 4.1(d) or 4.1(e).
     (g) Gross Income Offset. If any Member has a deficit balance in its Adjusted Capital Account at the end of any Company taxable period which is in excess of the sum of (i) the amount such Member is obligated to restore pursuant to any provisions of this Agreement and (ii) the amount such Member is deemed obligated to restore pursuant to the penultimate sentences of Regulations sections 1.704-2(g)(1) and 1.704-2(i)(5), such Member shall be specifically allocated items of Company gross income and gain in the amount of such excess as quickly as possible; provided that an allocation pursuant to this Section 4.1(g) shall be made only if and to the extent that such Member would have a deficit balance in its Adjusted Capital Account after all other allocations provided in this Section 4.1 have been tentatively made as if this Section 4.1(g) was not in the Agreement.
     (h) Nonrecourse Deductions. Nonrecourse Deductions for any taxable year shall be allocated to the Members in accordance with their respective Percentage Interests. If the Company determines in its good faith discretion that the Company’s Nonrecourse Deductions must be allocated in a different ration to satisfy the safe harbor requirements of the Regulations promulgated under section 704(b) of the Code, the Company is authorized, upon notice to the Members, to revise the prescribed ration to the numerically closest ration which does satisfy the requirements.

     (i) Member Nonrecourse Deductions. Member Nonrecourse Deductions for any taxable year shall be allocated 100% to the Member that bears the Economic Risk of Loss for such Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Regulations section 1.704-2(i) (or any successor provision). If more than one Member bears the Economic Risk of Loss of respect to a Member Nonrecourse Debt, such Member Nonrecourse Deductions attributable thereto shall be allocated between such Members ratably in proportion to their respective shares of such Economic Risk of Loss.
     (j) Code Section 754 Adjustments. To the extent an adjustment tax basis of any Company asset pursuant to section 734(b) or 743(b) of the Code is required, pursuant to Regulations section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustments to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such section of the Regulations.
     4.2 Allocations for Tax Purposes. The Members agree as follows:
     (a) Allocations of Gain, Loss, etc. Except as otherwise provided herein, for federal income tax purposes, each item of income, gain loss and deduction which is recognized by the Company for federal income tax purposes shall be allocated between the Members in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Section 4.1 hereof.
     (b) Book-Tax Disparities. In an attempt to eliminate Book-Tax Disparities attributable to a Contributed Property or Adjusted Property, items of income, gain, loss depreciation, amortization and cost recovery deductions shall be allocated for federal income tax purposes between the Members as follows:
               (i) In the case of a Contributed Property, (A) such items of income, gain, loss, depreciation, amortization and cost recovery deductions attributable thereto shall be allocated between the Members in the manner provided under section 704(c) of the Code and section 1.704-3(d) of the Regulations (i.e. the “remedial method”) that takes into account the variation between the Agreed Value of such property and its adjusted basis at the time of contribution; and (B) any item of Residual Gain or Residual Loss attributable thereto shall be allocated between the Members in the same manner as its correlative of “book” gain or loss is allocated pursuant to Section 4.1.

               (ii) In the case of an Adjusted Property, (A) such items of shall be allocated between the Members in a manner consistent with the principles of section 704(c) of the Code and section 1.704-3(d) of the Regulations (i.e. the “remedial method”) to take into account the Unrealized Gain or Unrealized Loss attributable to such property and the allocations thereof pursuant to Section 3.4(d) or (e), unless such property was originally a Contributed Property, in which case such items shall be allocated between the Members in a manner consistent with Section 4.2(b)(i); and (B) any item of Residual Gain or Residual Loss attributable to an Adjusted Property shall be allocated between the Members in the same manner as its correlative item “book” gain or loss is allocated pursuant to Section 4.1.
     (c) Conventions/Allocations. For the proper administration of the Company, the Company shall (i) adopt such conventions as it deems appropriate in determining the amount of depreciation, amortization and cost recovery deductions; and (ii) amend the provisions of this Agreement as appropriate to reflect the proposal or promulgation of Regulations under section 704(b) or section 704(c) of the Code. The Company may adopt such conventions, make such allocations and make such amendments to this Agreement as provided in Section 4.2(c) only if such conventions, allocations or amendments are consistent with section 704 of the Code.
     (d) Section 743(b). The Company may determine to depreciate the portion of an adjustment under section 743(b) of the Code attributable to unrealized appreciation in any Adjusted Property (to the extent of the unamortized Book-Tax Disparity) using a predetermined rate derived from the depreciation method and useful life applied to the Company’s common basis of such property, despite the inconsistency of such method with Regulations section 1.167(c)-1(a)(6), or any successor provisions. If the Company determines that such reporting position cannot reasonably be taken, the Company may adopt any reasonable depreciation convention that would not have a material adverse effect on the Members.
     (e) Recapture Income. Any gain allocated to the Members upon the sale or other taxable disposition of any Company asset shall, to the extent possible, after taking into account other required allocations of gain pursuant to this Section 4.2 be characterized as Recapture Income in the same proportions and the same extent as such Members (or their predecessors in interest) have been allocated any deductions directly or indirectly giving rise to the treatment of such gains as Recapture Income.
     (f) Section 754. All items of income, gain, loss, deduction and credit recognized by the Company for federal income tax purposes and allocated by the Members in accordance with the provisions hereof shall be determined without regard to any election under section 754 of the Code which may be made by the Company; provided, however, that such allocations, once made, shall be adjusted as necessary or appropriate to take into account those adjustments permitted or required by sections 734 and 743 of the Code.
     4.3 Distributions. Within 30 days following the end of each Distribution Period, an amount equal to 100% of Available Cash with respect to such Distribution Period shall, subject to section 18-607 of the Delaware Act, be distributed in accordance with this Article 4 by the Company to the Members in accordance with their respective Percentage Interests.
ARTICLE 5
MANAGEMENT
     5.1 The Management Committee. The business and affairs of the Company shall be managed by or under the direction of the Members acting through the Management Committee, subject to the delegation of powers and duties to officers of the Company and other Persons as provided for by resolution of the Management Committee.
     5.2 Composition; Removal and Replacement of Representative. The Management Committee shall be comprised of one or more representatives designated by each Member. Each Member shall designate by written notice to the other Members its representatives to serve on the Management Committee and alternates to serve in such representatives’ absences. Each representative and alternate shall serve at the pleasure of such Member and shall represent and bind such Member with respect to any matter. Alternates may attend all Management Committee meetings but shall have no vote at such meetings except in the absence of the representative for whom he is the alternate. Upon the death, resignation or removal for any reason of any representative or alternate of a Member, the appointing Member shall promptly appoint a successor.
     5.3 Officers. The Management Committee may appoint employees of Members or their Affiliates to serve as officers of the Company, and such officers may include but not be limited to a president, one or more vice presidents, a treasurer and a secretary.
     5.4 Voting. All decisions, approvals and other actions of any Member under this Agreement shall be effected by vote of its representative on the Management Committee. The Management Committee representative of each Member shall have one vote equal to the Percentage Interest of the Member appointing such representative and shall exercise such vote on behalf of such appointing Member in connection with all matters under this Agreement.
     (a) All decisions and actions with respect to the Company and its business shall be made and taken by the affirmative vote of the Member or Members holding a Majority acting through their representative on the Management Committee, except as provided in clauses (b) and (c) of this Section 5.4.

     (b) In the case of those matters set forth on Schedule 5.4, any decision or action with respect to such matters shall be made and taken by unanimous affirmative vote of Members acting through their representatives on the Management Committee; provided, that the approval of any such matter set forth on Schedule 5.4 by the MLP Member shall not require, and shall not be inferred to require, that such matter be referred to, considered or approved by the conflicts committee of the board of directors of the general partner of the MLP Member, it being understood that conflicts of interest, if any, shall be addressed in the manner provided in the MLP Partnership Agreement.
     (c) Notwithstanding clauses (a) and (b) of this Section 5.4, if (i) a material breach or default under a material agreement of the Company, (ii) a default or failure to make payment of an obligation of the Company or a failure to take other action is likely to result in the imposition of a lien upon or a seizure or other collection action against a material asset or assets of the Company or (iii) a failure to comply with an order of a Governmental Body having jurisdiction directed to the Company, in each case, would be reasonably likely to have a material adverse effect on the business, operations or financial condition of the Company, any Member may require all of the Members to make a Capital Contribution pursuant to Section 3.2 hereof to cure such default, pay such obligation, comply with such order or take other action in connection therewith by delivering written notice of the other Member of its intent to require a Capital Contribution pursuant to this Section 5.4(c); provided, the aggregate amount of such required Capital Contribution may be no more than the minimum amount necessary to prevent a default, seizure or noncompliance of the type described in clauses (i), (ii) and (iii) of this paragraph.
     5.5 Meetings of Management Committee. The Members agree as follows:
     (a) Scheduling. Meetings of the Management Committee shall occur when called by any member of the Management Committee. The member calling the meeting shall provide notice of and an agenda for the Management Committee meeting to all representatives at least 10 Business Days prior to the dates of such meetings, provided that the business matters to be acted upon at any such meeting shall not be limited to the matters included on such agenda.
     (b) Conduct of Business. The Management Committee shall conduct its meetings in accordance with such rules as it may from time to time establish and the secretary shall keep minutes of its meetings and issue resolutions evidencing the actions taken by it. Upon the request of any Member, the secretary shall provide such Member with copies of such minutes and resolutions. Management Committee representatives may attend meetings and vote either in person or through duly authorized written proxies. Unless otherwise agreed, all meetings of the Management Committee shall be held at the principal office of the Company or by conference telephone or similar means of communication by which all representatives can participate in the meeting. Any action of the Management Committee may be taken without a meeting by unanimous written consent of the representatives.
     (c) Quorum. At meetings of the Management Committee representatives of (i) Members holding a Majority present in person, by conference telephone or by written proxy and entitled to vote, shall constitute a quorum for the transaction of business for purposes for considering matters under Section 5.4(a) and (ii) all of the Members present in person, by conference telephone or by written proxy and entitled to vote, shall constitute a quorum for the transaction of business for purposes of considering matters under Section 5.4(b).
     5.6 Remuneration. The Management Committee representative and alternate employed by each Member shall receive no compensation from the Company for performing services in such capacity. Each Member shall be responsible for the payment of the salaries, benefits, retirement allowances and travel and lodging expenses for its Management Committee representatives or alternates.
     5.7 Individual Action by Members. No individual Member, solely by reason of its status as such, has any right to transact any business for the Company or any authority of power to sign for or bind the Company unless such power or authority has been expressly delegated to such Member in accordance with this Agreement; provided, however, that with respect to the enforcement of the Company’s rights under any contract between the Company and a Member or an Affiliate of a Member, any and all actions necessary to enforce the Company’s rights thereunder shall be taken exclusively by the Members who are not, or whose Affiliate is not, party to such contract. Further, each individual Member shall have the right to participate in audits by the Company of the Affiliates of another Member which audits are made pursuant to contracts between the Company and such Affiliates.
ARTICLE 6
INDEMNIFICATION; LIMITATIONS ON LIABILITY
     6.1 Indemnification by the Company. The Company shall indemnify and hold harmless each Member, the Management Committee representatives and alternates of each Member and the officers of the Company (each individually, a “Company Indemnitee”) from and against any and all losses, claims, demands, costs, damages, liabilities, expenses of any nature (including reasonable attorneys’ fees and disbursements), judgments, fines, settlements, and other amounts actually and reasonably incurred by such Company Indemnitee and arising from any threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative or other, including any appeals to which a Company Indemnitee was or is a party or is threatened to be made a party (collectively, “Liabilities”), arising out of or incidental to the business of the Company or such Company Indemnitee’s status as a Member, Management Committee representative or alternate of a Member or an officer of the Company; provided, however, that the Company shall not indemnify and hold harmless any Company Indemnitee for any Liabilities which are due to actual fraud or willful misconduct of such Company Indemnitee.
     (a) Rights of Company Indemnitee. Reasonable expenses incurred by a Company Indemnitee in defending any claim, demand, action, suit or proceeding subject to this Section 6.1 shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by the Company by or on behalf of such Company Indemnitee to repay such amounts if ultimately determined that such Company Indemnitee is not entitled to be indemnified as authorized in this Section 6.1. The indemnification provided by this Section 6.1 shall inure solely to the benefit of the Company Indemnitee and his heirs, successors, assigns and administrators and shall be deemed to create any rights for the benefit of any other Persons.
     6.2 Indemnification by the Members. Each Member shall indemnify and hold harmless the Company, the other Members and their respective Management Committee representatives and alternates and the officers of the Company (each individually, a “Member Indemnitee”) for any and all Liabilities that result solely from the actual fraud or willful misconduct of such Member, its Management Committee representatives and alternates or any officer of the Company employed by such Member or its Affiliates.
     6.3 Defense of Action. Promptly after receipt by a Company Indemnitee or a Member Indemnitee (either an “Indemnified Party”) of a notice of any pending or threatened claim, demand action, suit, proceeding or investigation made or instituted by a Person other than another Indemnified Party (a “Third Party Action”), such Indemnified Party shall, if a claim in respect thereof is to be made by such Indemnified Party against a Person providing indemnification pursuant to Sections 6.1 or 6.2 (“Indemnifying Party”), give notice thereof to the Indemnifying Party. The Indemnifying Party, at its own expense may elect to assume the defense of any such Third Party Action through its own counsel on behalf of the Indemnified Party (with full right of subrogation to the Indemnified Party’s rights and defenses). The Indemnified Party may employ separate counsel in any such Third Party Action and participate in the defense thereof; but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless the Indemnified Party shall have been advised by its counsel that there may be one or more legal defenses available to it which are different from or additional to those available to this Indemnifying Party (in which case the Indemnifying Party shall not have the right to assume the defense of such Third Party Action on behalf of the Indemnified Party), it being understood, however, that the Indemnifying Party shall not, in connection with any one action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) for the Indemnified Parties, and such fees shall be designated in writing by the Indemnified Parties. All fees and expenses for any such separate counsel shall be paid periodically as incurred. The Indemnifying Party shall not be liable for any settlement of any such Third Party Action effected without its consent unless the Indemnifying Party shall elect in writing not to assume the defense thereof or fails to prosecute diligently such defense and fails after written notice from the Indemnified Party to promptly remedy the same, in which case, the Indemnified Party without waiving any rights to indemnification hereunder may defend such Third Party Action and enter into any good faith settlement thereof without prior written consent from the Indemnifying Party. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, effect any settlement of any such Third Party Action unless such settlement includes an unconditional release of the Indemnified Party from all Liabilities that are the subject of such Third Party Action. The Members agree to cooperate in any defense or settlement of any such Third Party Action and to give each other reasonable access to all information relevant thereto. The Members will similarly cooperate in the prosecution of any claim or lawsuit against any third party. If, after the Indemnifying Party elects to assume the defense of a Third Party Action, it is determined pursuant to the Dispute Resolution procedures described in Section 12.11 that the Indemnified Party is not entitled to indemnification with respect thereto, the Indemnifying Party shall discontinue the defense thereof, and if any fees or expenses for separate counsel to represent the Indemnified Party were paid by the Indemnifying Party, the Indemnified Party shall promptly reimburse the Indemnifying Party for the full amount thereof.
     6.4 Limited Liability of Members. No Member shall be personally liable for any debts, liabilities or obligations of the Company, provided that each Member shall be responsible (i) for the making of any Capital Contribution required to be made to the Company by such Member pursuant to the terms hereof and (ii) for the amount of any distribution made to such Member that must be returned to the Company pursuant to the Delaware Act.
ARTICLE 7
OPERATION OF COMPANY
     7.1 Operator. Subject to this Article 7, the Members agree to appoint the Midstream Member as the initial operator of the Company (the “Operator”) and Midstream Member accepts such appointment and agrees to act in such capacity. From time to time, the Management Committee may appoint a successor operator of the Company. The Operator shall be responsible for the day-to-day operation, maintenance and repair of the Company Assets and the managerial and administrative duties relating thereto. Subject to Section 5.4 and item 10 on Schedule 5.4, the Operator, in its sole discretion, may subcontract with another Person, including an Affiliate, to perform the activities required to comply with the responsibilities as operator hereunder; provided any such subcontract shall not relieve the Operator of such responsibilities.
     7.2 Expenses. The Operator shall be reimbursed on a monthly basis, or such other basis as the Operator may determine, for (a) all direct and indirect costs and expenses it incurs or payments it makes on behalf of the Company (including salary, bonus, incentive compensation and other amounts paid to any Person including Affiliates of the Operator to perform services for the Company or for the Operator in the discharge of its duties in such capacity), and (b) all other costs and expenses allocable to the Company or otherwise incurred by the Operator in connection with operating the Company’s business (including the Company’s allocable share of general and administrative costs and expenses (G&A) borne by the Operator and its Affiliates). The Operator shall maintain or cause to be maintained accurate records of such costs and expenses, and upon written request, the Operator shall permit a Member to inspect, or shall provide such requesting Member with a copy of such records. The amount for which the Operator shall be entitled to reimbursement from the Company for G&A shall be as follows: (a) for calendar year 2007, $8,012,000 (prorated for calendar year 2007 based on the number of days remaining in calendar year 2007 following the date hereof), (b) for calendar year 2008, $8,012,000, increased by the applicable annual percentage increase in the Consumer Price Index — All Urban Consumers, U.S. City Average, Not Seasonally Adjusted for the applicable year, and (c) for periods after calendar year 2008, an amount mutually agreed upon. If the Company makes any acquisitions of assets or businesses or the business of the Company otherwise expands prior to December 31, 2008, then G&A shall be reasonably increased in order to account for adjustments in the nature and extent of the general and administrative services provided by the Operator to the Company. Reimbursements pursuant to this Section 7.2 shall be in addition to any reimbursement due the Operator as a result of indemnification pursuant to Section 6.1.
     7.3 Reimbursement for Insurance. The Company shall reimburse the Operator for all expenses it incurs or payment it makes on behalf of the Company for insurance, including (a) insurance coverage with respect to the Company; (b) insurance coverage with respect to claims related to fiduciary obligations of officers, directors, and control persons of the Company as and if applicable; and (c) insurance coverage with respect to claims under federal and state securities laws.
     7.4 Accounts. The Management Committee shall establish and maintain one or more separate bank and investment accounts and arrangements for Company funds in the Company’s name with such financial institutions and firms it may determine. The Company may not commingle the Company’s funds with the funds of any other Person. All such accounts shall be and remain the property of the Company and all funds shall be received, held and disbursed for the purposes specified in this Agreement.
ARTICLE 8
TRANSFER OF INTERESTS
     8.1 Restrictions on Transfer. The Members agree as follows:
     (a) Consent. Subject to Sections 8.1(b) and 8.1(c) and except as provided in Section 8.3(c), no Member may at any time sell, assign, transfer, convey, merge, consolidate, reorganize or otherwise dispose of all or any part of such Member’s interest without the express written consent of the other Members, which consent may be granted or withheld by any such other Members in its absolute discretion; provided, however, that subject to Sections 8.1(b) and 8.1(c), and upon notice to the other Members, any Member may transfer its respective Interest to one or more Persons (an “Internal Transferee”) wholly owned directly or indirectly by the ultimate parent of such Member (an “Internal Transfer”) without the consent of the other Members, and such Internal Transferee shall be admitted as a Member.
     (b) Certain Prohibited Transfers. No Member shall transfer all or any part of its Interest if such transfer (i) (either considered alone or in the aggregate with prior transfers by the same Member or any other Members) would result in the termination of the Company for federal income tax purposes; (ii) would result in violation of the Delaware Act or any other applicable Laws; or (iii) would result in a default under or termination of an existing financial agreement to which the Company is a party or acceleration of debt thereunder.
     (c) Defaulting Members. No Defaulting Member may transfer its Interest except (i) as expressly provided under Article 8, and (ii) with the consent of the Nondefaulting Members.
     (d) Effect of Prohibited Transfers. Any offer or purported transfer of a Member’s Interest in violation of the terms of this Agreement shall be void.
     8.2 Possible Additional Restrictions on Transfer. Notwithstanding anything to the contrary contained in this Agreement, in the event of (i) the enactment (or imminent enactment) of any legislation, (ii) the publication of any temporary or final Regulations, (iii) any ruling by the Internal Revenue Service or (iv) any judicial decision that in any such case, in the opinion of counsel, would result in the taxation of the Company for federal income tax purposes as a corporation or would otherwise subject the Company to being taxed as an entity for federal income tax purposes, this Agreement shall be deemed to impose such restrictions on the transfer of a Member’s Interest as may be required, in the opinion of counsel to the Company, to prevent the Company from being taxed as a corporation or otherwise being taxed as an entity for federal income tax purposes, and the Members thereafter shall amend this Agreement as necessary or appropriate to impose such restrictions.
     8.3 Right of First Offer. The Members agree as follows:
     (a) Initial Offer to Members. If a Member (the “Selling Member”) desires to sell or otherwise transfer all or a portion of its Interest (the “Marketed Interest”) other than pursuant to an Internal Transfer, such Selling Member shall submit to each of the other Members (the “Non-Selling Members”) a good faith offer (a “Sale Offer”), which Sale Offer shall include a form of acquisition agreement that specifies the form and amount of consideration to be received and the other material terms on which the Selling Member proposes to sell the Marketed Interest. Upon receipt of a Sale Offer, a Non-Selling Member interested in purchasing all of such Marketed Interest shall deliver written notice (a “Purchase Notice”) to the Selling Member within 20 days of receipt of such

Sale Offer (the “Notice Period”). Upon the expiration of such Notice Period, the Selling Member and any Non-Selling Members that have timely delivered a Purchase Notice to the Selling Member shall have 45 days (the “Negotiation Period”) to negotiate and enter into a definitive agreement pursuant to which such Non-Selling Member(s) will acquire the Marketed Interest. If the parties enter into a definitive agreement within such Negotiation Period, the Non-Selling Member shall acquire the Marketed Interest pursuant to the terms of such definitive agreement. The closing under any such definitive agreement may occur after the expiration of such Negotiation Period. If more than one Non-Selling Member delivers a Purchase Notice to the Selling Member, each such Non-Selling Member shall be entitled to acquire a pro rata portion of the Marketed Interest determined by dividing such Non-Selling Member’s Percentage Interest by the aggregate Percentage Interests of all of the Non-Selling Members that delivered a Purchase Notice.
     (b) Negotiation with Third Party. If (i) no Non-Selling Member delivers a Purchase Notice to the Selling Member prior to the expiration of the Notice Period, (ii) the Non-Selling Member(s) and the Selling Member are unable to enter into a definitive agreement prior to the expiration of the Negotiation Period, or (iii) a definitive agreement is timely entered into but is subsequently terminated prior to closing, then the Selling Member shall have 120 days to market, offer, negotiate and consummate the sale of the Marketed Interest to a third party; provided, however, the Selling Member may not consummate any such sale to a third party unless (i) the acquisition consideration to be paid by such third party is at least equal in value to the consideration set forth in the Sale Offer and (ii) the other terms and provisions of such sale are not materially more favorable to such third party than the terms and provisions contained in the Sale Offer. If the Selling Member is unable to consummate the sale of the Marketed Interest to a third party within in the 120-day period referred to in the immediately preceding sentence, such Selling Member must make another Sale Offer to each of the Non-Selling Members, as provided in Section 8.3(a), and otherwise comply with the provisions of this Section 8.3 in order to sell such Marketed Interest.
     (c) Applicability of Transfer Restrictions. All transfers pursuant to this Section 8.3 must comply with the restrictions on transfers set forth in Sections 8.1 and 8.2, except that a transfer to a third party after compliance with this Section 8.3 shall not require the consent of the Non-Selling Members and the restriction in Section 8.1(b)(i) shall not apply.
     8.4 Substituted Members. As of the effectiveness of any transfer of an Interest permitted under this Agreement, (i) any transferee acquiring the Interest of a Member shall be deemed admitted as a substituted Member with respect to the Interest transferred, and (ii) such substituted Member shall be entitled to the rights and powers and subject to the restrictions and liabilities of the transferring Member with respect to the Interest so acquired. No purported transfer of an Interest in violation of the terms of this Agreement (including any transfer occurring by operation of Law) shall vest the purported transferee with any rights, powers or privileges hereunder, and no such purported transferee shall be deemed a Member hereunder for any purposes or have any right to vote or consent with respect to Company matters, to inspect Company records, to maintain derivative proceedings, to maintain any action for an accounting or to exercise any other rights of a Member hereunder or under the Delaware Act.
     8.5 Documentation; Validity of Transfer. No purported transfer of a Member’s Interest shall be effective as to the Company or the other Members unless and until the applicable provisions of Sections 8.1, 8.2 and 8.3 have been satisfied and such other Members have received a document in a form acceptable to such other Members executed by both the transferring Member (or its legal representative) and the transferee. Such document shall include: (i) the notice address of the transferee and such transferee’s express agreement to be bound by all the terms and conditions of this Agreement with respect to the Interest being transferred; (ii) the Interests of the transferring Member and the transferee after the transfer; and (iii) representations and warranties from both the transferring Member and the transferee that the transfer was made in accordance with all applicable Laws (including state and federal securities Laws) and the terms and conditions of this Agreement. Each transfer shall be effective against the Company and the other Members as of the first Business Day of the calendar month immediately succeeding the Company’s receipt of the document required by this Section 8.5, and the applicable requirements of Section 8.1, 8.2 and 8.3 have been met.
     8.6 Covenant Not to Withdraw or Dissolve.
     (a) Notwithstanding any provision of the Delaware Act, each Member hereby agrees that it has entered into this Agreement based on the expectation that all Members will continue as Members and carry out the duties and obligations undertaken by them hereunder. Except as otherwise expressly required or permitted hereby, each Member hereunder covenants and agrees not (i) to take any action to file a certificate of dissolution or its equivalent with respect to itself, (ii) take any action that would cause a Bankruptcy of such Member, (iii) withdraw or attempt to withdraw from the Company, expect as otherwise expressly permitted by this Agreement or the Delaware Act, (iv) exercise any power under the Delaware Act to dissolve the Company, (v) transfer all or any portion of its Interest, except as expressly provided herein, or (vi) demand a return of such Member’s contributions or profits (or a bond or other security for the return of such contribution or profits), in each case without the consent of the other Members.
     (b) Prior to any Member causing or permitting an interest in itself to be transferred such that, after the transfer, the Company would be considered to have terminated within the meaning of section 708 of the Code “Section 708 Termination”, the transferring Member or its designee must provide written notice and offer to pay to each other Member prior to the transfer in cash the amount (the “Make-Whole Amount”) necessary to hold that other Member harmless against any deferral of state or federal income tax depreciation or other increase in liability for such tax (including any change in the present value of such liability) that such Section 708 Termination would cause. Any such payment shall be due and payable immediately upon the consummation of such transfer. For purposes of calculating the Make-Whole Amount, such other Member(s) will be treated as if they are corporations for federal and state income tax purposes. In the case of any transfer to which this Section 8.6(b) applies, the Make-Whole Amount for each Member entitled to be paid that amount will be computed on a net present value basis using: (i) the Agreed Rate in effect on the date of payment and (ii) the highest marginal applicable state and federal corporate income tax rates for the year of payment. Using those same highest marginal rates, the amount that is determined pursuant to the preceding sentence will be grossed up such that the increased amount reduced by the state and federal income tax that are deemed paid by reason of the receipt thereof is equal to the amount that is determined pursuant to the preceding sentence. If the applicable state income tax is deductible for federal income tax purposes, effect will be given to that deduction in calculating the Make-Whole Amounts.
ARTICLE 9
DEFAULT
     9.1 Events of Default. If any of the following events occur:
     (a) the Bankruptcy, insolvency, dissolution, liquidation, death, retirement, resignation, termination, expulsion of a Member or the occurrence of any other event under the Delaware Act which terminates the continued membership of a Member in the Company;
     (b) all or any part of the Interest of Member is seized by a creditor of such Member, and the same is not released from seizure or bonded out within 30 days from the date of the notice of seizure;
     (c) a Member (i) fails to provide any Capital Contribution request by a Member pursuant to Section 5.4(c) or as otherwise required by Article 3, (ii) fails to indemnify or reimburse the other Members for the liabilities and obligations as set forth in this Agreement, or (iii) fails to perform or fulfill when due any other material financial or monetary obligation imposed on such Member in this Agreement and, in each case, such failure continues for 15 days or such shorter period as may be specified for a Default under such agreement relating to borrowed money (each of the foregoing, a “Monetary Default”);
     (d) a Member Defaults or otherwise fails to perform or fulfill any material covenant, provision or obligation (other than financial or monetary obligations, which are covered in Section 9.1(c)) under this Agreement or any agreement relating to borrowed money to which the Company is a party and such failure continues for 30 days or such shorter period as may be specified for a Default under such agreement relating to borrowed money; or

     (e) a Member transfers or attempts to transfer all or any portion of its Interest in the Company other than in accordance with the terms of this Agreement;
then a “Default” hereunder shall be deemed to have occurred. The Member with respect to which one or more events of Default has occurred shall be referred to as the “Defaulting Member”, and the other Member shall be referred to as the “Nondefaulting Member.”
     9.2 Consequence of a Default. The Members agree that upon the occurrence of a Default, the rights of the Nondefaulting Member and Defaulting Member shall be as follows:
     (a) Suspension of Certain Rights Upon Monetary Default. Notwithstanding anything in this Agreement to the contrary, no distribution shall be made to any Defaulting Member who is in Monetary Default, and the voting rights under this Agreement of any Defaulting Member who is in Monetary Default shall be transferred to the Nondefaulting Member. So long as any Monetary Default is continuing, the Defaulting Member assigns to the Nondefaulting Member (i) its rights to receive any and all distributions under this Agreement, and such distributions shall be payable to the Nondefaulting Member as reimbursements for losses, damages, costs and expense resulting directly or indirectly from such Monetary Default and (ii) its voting rights under this Agreement. If the Defaulting Member shall dispute whether an event of Default has occurred, or the amount of the loss, damage, cost or expense incurred by the Nondefaulting Member as a consequence of a Monetary Default, the matter shall be submitted promptly to the dispute resolution procedure provided for in Section 12.11 hereof.
     (b) Options of Nondefaulting Member Upon Any Event of Default. The Nondefaulting Member may, but is not obligated to, take one or more of the following actions upon the occurrence of a Default:
          (i) cure the Default (including, if applicable, by making a cover payment) and cause the cost of such cure to be charged against a special loan account established for the Defaulting Member until the entire amount of such costs plus interest on the unpaid balance in accordance with Section 3.2 shall have been paid or reimbursed to the Nondefaulting Member from any subsequent distributions made pursuant to this Agreement to which the Defaulting Member would otherwise have been entitled, which amounts shall be paid first as interest and then principal, until the cost is paid in full; or
          (ii) exercise any other rights and remedies available at law or in equity, subject to Section 12.11.

ARTICLE 10
DISSOLUTION AND LIQUIDATION
     10.1 Dissolution. The Company shall be dissolved upon the earliest to occur of the following:
     (a) all or substantially all of the Company’s assets and properties have been sold and reduced to cash;
     (b) the written consent of each Member; or
     (c) entry of a decree of judicial dissolution of the Company under Section 18-802 of the Delaware Act.
The Members expressly recognize the right of the Company to continue in existence upon the occurrence of a Default specified in Section 9.1(a) unless the Nondefaulting Members elect to dissolve the Company pursuant to this Section 10.1.
     10.2 Liquidation. The Members agree as follows:
     (a) Procedures. Upon dissolution of the Company, the Management Committee, or if there are no remaining Management Committee representatives, such Person as is designated by the Members (the remaining Management Committee or such Person being herein refereed to as the “Liquidator”) shall proceed to wind up the business and affairs of the Company in accordance with the terms hereof and the requirements of the Delaware Act. A reasonable amount of time shall be allowed for the period of winding up in light of prevailing market conditions and so as to avoid undue loss in connection with any sale of Company assets. This Agreement shall remain in full force and effect during the period of winding up.
     (b) Distributions. In connection with the winding up of the Company, the Company Assets or proceeds thereof shall be distributed as follows:
          (i) To creditors, including Members who are creditors, to the extent otherwise permitted by Law, in satisfaction of the liabilities of the Company (whether by payment or the making of reasonable provision for the payment thereof) other than liabilities for which reasonable provision for payment has been make and liabilities to Members and former Members under sections 18-601 and 18-604 of the Delaware Act;
          (ii) To Members and former Members in satisfaction of liabilities for distributions under sections 18-601 and 18-604 of the Delaware Act; and

          (iii) all remaining Company Assets shall be distributed to the Members as follows:
          (A) the Liquidator may sell any or all Company Assets to any Person, including to one or more Members (other than any Member in Default at the time of dissolution), and any resulting gain or loss from each sale shall be computed and allocated to the Capital Accounts of the Members in accordance with Article 4;
          (B) with respect to all Company Assets that have not been sold, the fair market value of such Company Assets (as determined by the Liquidator using any method of valuation as it, using its best judgment, deems reasonable) shall be determined and the Capital Accounts of the Members shall be adjusted in accordance with Article 4 to reflect the manner in which the unrealized income, gain, loss, and deduction inherent in such Company Assets that have not been reflected in the Capital Accounts previously would be allocated between the Members if there were a taxable disposition of such Company Assets for their fair market value on the date of distribution;
          (C) Company Assets shall be distributed between the Members ratably in proportion to each Member’s positive Capital Account balances, as determined after taking into account all Capital Account adjustments for the taxable year of the Company during which the liquidation of the Company occurs (other than those made by reason of this clause (C)); and in each case, those distributions shall be made by the end of the taxable year of the Company during which the liquidation of the Company occurs (or, if later, 90 days after the date of the liquidation); and
          (D) All distributions in kind to the Members shall be made subject to the liability of each distributee for costs, expenses and liabilities theretofore incurred or for which the Company has committed prior to the date of termination and those costs, expenses and liabilities shall be allocated to the distributee pursuant to this Section 10.2(b)(iii). This distribution of Company Assets to a Member in accordance with the provisions of this Section 10.2(b)(iii) constitutes a complete return to the Member of its Capital Contributions and a complete distribution to the Member of its Interest in and to all the Company Assets.
     (c) Capital Account Deficits; Termination. To the extent that any Member has a deficit in its Capital Account, upon dissolution of the Company, such deficit shall not be an asset of the Company and such Members shall not be obligated to contribute any amounts to the Company to bring the balance of such Member’s Capital Account to zero. Following the completion of the winding up of the affairs of the Company and the distribution of Company Assets, the Company shall be deemed terminated and the Liquidator shall file a certificate of cancellation in the Office of the Secretary of State of Delaware as required by the Delaware Act.
ARTICLE 11
FINANCIAL MATTERS
     11.1 Books and Records. The Company shall maintain or cause to be maintained accurate and complete books and records, on the accrual basis, in accordance with GAAP (which, having been adopted, shall not be changed without the prior written consent of the Members), showing all costs, expenditures, sales, receipts, assets, liabilities, profits and losses and all other records necessary, convenient or incidental to recording the Company’s business and affairs; provided, however, that the Member’s Capital Accounts shall be maintained in accordance with Article 3, and the books and records will include sufficient information to identify capital expenditures split between growth and maintenance capital (maintenance capital defined as cash expenditures which add to or improve capital assets owned or acquired or construct new capital assets if such expenditures are made to maintain, including over the long term, the operating capacity or revenues). All of such books and records of the Company shall be open to inspection by each Member or its designated representative at the inspecting Member’s expense at a reasonable time during business hours and shall be audited every year by a joint audit team consisting of representatives from each Member. Each Member shall be responsible for all costs incurred by or associated with its respective representatives on such joint audit team.
     11.2 Financial Reports; Budget.
     (a) No later than 25 days following the last day of each month, the Company shall cause each Member to be furnished with an unaudited balance sheet and income statement as of the end of such month, prepared in accordance with normal month-end closing procedures. No later than 25 days following the last day of each calendar quarter, the Company shall cause each Member to be furnished with a balance sheet, an income statement and a statement of cash flows for, or as of the end of such calendar quarter. The Management Committee shall cause each Member to be furnished with audited financial statements no later than 60 days following the last day of each fiscal year, including a balance sheet, an income statement, a statement of cash flows, and a statement of changes in each Member’s GAAP Capital Account as of the end of the immediately preceding Fiscal Year. The Management Committee also may cause to be prepared or delivered such other reports as it may deem in its sole judgment, appropriate. The Company shall bear the costs of the preparation of the reports and financial statements referred to in this Section 11.2(a).
     (b) Upon request of a Member, the Company will prepare and deliver to any such Member or its Parent all of such additional financial statements, notes thereto and additional financial information not prepared pursuant to Section 11.2(a) above as may be required in order for such Member or Parent to comply with its reporting requirements under (i) the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, (ii) the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder and (iii) any national securities exchange or automated quotation system, in each case, on a timely basis. All of such financial statements must be prepared in accordance with GAAP and, upon the request of a Member, be audited or reviewed by independent public accountants. The requesting Member shall bear the incremental costs of the preparation of the reports and financial statements for and by the independent public accountants.
     (c) Prior to the beginning of each fiscal year, the Company shall prepare and submit to the Management Committee for approval by unanimous vote a business plan for the upcoming fiscal year, including capital and operating expense budgets and operating income projections; provided, that the unanimous vote of the Management Committee shall not be required for the Company with respect to items not covered by such business plan unless otherwise required by Schedule 5.4.
     11.3 Accounts. The Company shall establish and maintain one or more separate bank and investment accounts and arrangements for Company funds in the Company’s name with such financial institutions and firms as the Management Committee may determine. The Company may not commingle the Company’s funds with the funds of any other Person. All such accounts shall be and remain the property of the Company and all funds received, held and disbursed for the purposes specified in this Agreement.
     11.4 Tax Matters. The Members agree as follows:
     (a) Tax Matters Partner. The Midstream Member shall be designated as the “Tax Matters Partner” pursuant to section 6231(a)(7) of the Code and the Regulations promulgated thereunder. The Tax Matters Partner shall be responsible for all tax compliance and audit functions related to federal, state and local tax returns of the Company. The Tax Matters Partner is specifically directed and authorized to take whatever steps such Member, in its discretion, deems necessary or desirable to perfect such designation, including filing any forms or documents with the Internal Revenue Service and taking such other action as may be from time to time required. The Tax Matters Partner shall not be liable to the Company or the Members for act or omission taken or suffered by it in its capacity as Tax Matters Partner in good faith in the belief that such act or omission is in accordance with the directions of the Management Committee; provided that such act or omission is not in willful violation of this Agreement and does not constitute fraud or a willful violation of law.
     (b) Tax Information. Upon written request of the Tax Matters Partner, the Company and each Member shall furnish to the Tax Matters Partner, all pertinent information in its possession relating to the Company operations that is necessary to enable the Tax Matters Partner to file all federal, state and local tax returns of the Company in a manner to meet all applicable tax filing deadlines.
     (c) Tax Elections. The Company shall make the following elections on the appropriate tax returns:
(i)	to adopt the accrual method of accounting;

(ii)	an election pursuant to section 754 of the Code; and

(iii)	any other election that a Majority may deem appropriate.
It is the expressed intention of the Members hereunder to be treated as a partnership for federal and state tax purposes. Neither the Company nor any Member may make an election for the Company to be excluded from the application of the provisions of subchapter K of chapter 1 of the subtitle A of the Code or any similar provisions of applicable state law, and no provision of this Agreement shall be construed to sanction or approve such an election.
     (d) Notices. The Tax Matters Partner shall take such action as may be necessary to cause each Member to become a “notice partner” within the meaning of section 6223 of the Code and shall inform each Member of all significant matters that may come to its attention in its capacity as Tax Matters Partner by giving notice thereof on or before the tenth Business Day after becoming aware thereof and, within that time, shall forward to each Member copies of all significant written communications it may receive in that capacity. The Tax Matters Partner may not take any action contemplated by sections 6222 and 6232 of the Code without the consent of a Majority.
     (e) Filing of Returns. The Tax Matters Partner shall file all tax returns in a timely manner, provide all Members, upon request, access to accounting and tax information and schedules as shall be necessary for the preparation of such Member of its income tax returns and such Member’s tax information reporting requirements, provide all Members with a draft of the return for their review and comment and provide all Members with a final return for the preparation for their federal and state returns in a manner to meet all applicable tax filing deadlines.
ARTICLE 12
MISCELLANEOUS
     12.1 Notices. All notices, consents, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given or delivered on the date of receipt if (a) delivered personally; (b) telecopied or telexed with transmission confirmation; (c) mailed by registered or certified mail return receipt request; or (d) delivered by a recognized commercial courier to the Member as follows (or such other address as any Member shall have last designated by written notice to the other Members):
     If to the Company, notices shall be made to Midstream Member so long as it remains the Operator (and then to the successor Operator):
DCP East Texas Holdings, LLC
370 17th Street, Suite 2500
Denver, Colorado 80202
Fax: 303-605-2226
Phone: 303-595-1630
Attention: Group Vice President and General Counsel
If to the Midstream Member:
DCP East Texas Holdings, LLC
370 17th Street, Suite 2500
Denver, Colorado 80202
Fax: 303-605-2226
Phone: 303-595-1630
Attention: Group Vice President and General Counsel
If to the MLP Member:
DCP Midstream Partners, LP
370 17th Street, Suite 2775
Denver, Colorado 80202
Telephone: (303) 633-2900
Facsimile: (303) 633-2921
Attention: President; and with a copy to General Counsel
     12.2 Amendment. This Agreement, including this Section 12.2 and the Schedules hereto, shall not be amended or modified except by an instrument in writing signed by or on behalf of all of the Members.
     12.3 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the Laws of the State of Delaware as applied to contracts made and performed within the State of Delaware, without regard to principles of conflict of Laws.
     12.4 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Members and their respective successors and permitted assigns.
     12.5 No Third Party Rights. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person or entity not party to this Agreement, except (i) the Company Indemnitees and Member Indemnitees are third party beneficiaries to Article 6 of this Agreement and their rights are subject to the terms of such Article 6 and (ii) as provided in Section 11.2(b).
     12.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
     12.7 Invalidity. If any of the provisions of this Agreement, including the Schedules, is held invalid or unenforceable, such invalidity or unenforceability shall not affect in any way the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement is held invalid or unenforceable, the Members shall attempt to agree on a valid or enforceable provision which shall be a reasonable substitute for such invalid or unenforceable provision in light of the tenor of this Agreement and, on so agreeing, shall incorporate such substitute provision in this Agreement.
     12.8 Entire Agreement. This Agreement, including the Schedules, contains the entire agreement between the Members hereto with respect to the subject matter hereof and all prior or contemporaneous understandings and agreements shall merge herein. There are no additional terms, whether consistent or inconsistent, oral or written, which are intended to be part of the Members’ understandings which have not been incorporated into this Agreement or the Schedules.
     12.9 Expenses. Except as the Members may otherwise agree or as otherwise provided herein, each Member shall bear its respective fees, costs and expenses in connection with this Agreement and the transactions contemplated hereby.
     12.10 Waiver. No waiver by any Member, whether express or implied, of any right under any provision of this Agreement shall constitute a waiver of such Member’s right at any other time or a waiver of such Member’s rights under any other provision of this Agreement unless it is made in writing and signed by the President or a Vice President of the Member waiving the condition. No failure by any Member hereto to take any action with respect to any breach of this Agreement or Default by another Member shall constitute a waiver for the former Member’s right to enforce any provision of this Agreement or to take action with respect to such breach or Default or any subsequent breach or Default by such later Member.
     12.11 Dispute Resolution and Arbitration.
          (a) Negotiation. In the event of any Arbitral Dispute, the Members shall promptly seek to resolve any such Arbitral Dispute by negotiations between senior executives of the Members who have authority to settle the Arbitral Dispute. When a Member believes there is an Arbitral Dispute under this Agreement that Member will give the other Member written notice of the Arbitral Dispute. Within 15 days after receipt of such notice, the receiving Member shall submit a written response. Both the notice and response shall include (i) a statement of each Member’s position and a summary of the evidence and arguments supporting such position, and (ii) the name, title, fax number, and telephone number of the executive or executives who will represent that Member. If the Arbitral Dispute involves a claim arising out of the actions of any Person not a Member or an Affiliate, or an employee or agent of a Member or an Affiliate for purposes of this Agreement, the receiving Member shall have such additional time as necessary, not to exceed an additional 30 days, to investigate the Arbitral Dispute before submitting a written response. The executives shall meet at a mutually acceptable time and place within 15 days after the date of the response and thereafter as often as they reasonably deem necessary to exchange relevant information and to attempt to resolve the Arbitral Dispute. If one of the executives intends to be accompanied at a meeting by an attorney, the other executives shall be given at least 5 Business Days’ notice of such intention and may also be accompanied by an attorney.
          (b) Failure to Resolve. If the Arbitral Dispute has not been resolved within 60 days after the date of the response given pursuant to Section 12.11(a) above, or such additional time, if any, that the Members mutually agree to in writing, or if a Member receiving such notice denies the applicability of the provisions of Section 12.11(a) or otherwise refuses to participate under the provisions of Section 12.11(a), either Member may initiate binding arbitration pursuant to the provisions of Section 12.11(c) below.
          (c) Arbitration. Any Arbitral Disputes not settled pursuant to the foregoing provisions shall be resolved through the use of binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“Arbitration Rules”), as supplemented to the extent necessary to determine any procedural appeal questions by the Federal Arbitration Act (Title 9 of the United States Code) and in accordance with the following provisions:
               (i) If there is any inconsistency between this Section 12.11(c) and the Arbitration Rules or the Federal Arbitration Act, the terms of this Section 12.11(c) will control the rights and obligations of the Members.
               (ii) Arbitration shall be initiated by a Member serving written notice, via certified mail, on the other Member that the first Member elects to refer the Arbitral Dispute to binding arbitration before a neutral panel of 3 arbitrators having expertise in the matters in controversy, along with a statement of the matter in controversy. Within 15 days after receipt of such demand for arbitration, the receiving Member shall submit its response to the other Member along with a statement of any further matters in controversy. The Members will then have 15 days to submit responses concerning any additional matters in controversy identified by the receiving Member. If the Members are not able to agree on three arbitrators within 30 days of such 15 day period, either Member may request the Chief U.S. District Court Judge for the District of Colorado, or such other person designated by such judge, to select one or more arbitrators as soon as possible. If the Judge declines to appoint an arbitrator, appointment shall be made, upon application of either Member, pursuant to the Commercial Arbitration Rules of the American Arbitration Association. If any arbitrator refuses or fails to fulfill his or her duties hereunder, such arbitrator shall be replaced through the foregoing procedures.

               (iii) The Members each agree to submit to the arbitrators its respective desired outcome and request for award, together with any supporting data that was used in developing its outcome and request, no later than 30 days following the selection of the arbitrators. The arbitrators shall be required to select one Member’s desired outcome and requested award and the arbitrators shall have no right or authority to alter the desired outcome and requested award selected.
               (iv) The hearing will be conducted in Denver, Colorado, no later than 30 days after the Members have submitted their desired outcomes and requests for award to the arbitrators. At the hearing the Members shall present such evidence and witnesses as they may choose, with or without counsel. The Members and the arbitrators should proceed diligently and in good faith in order that the award may be made as promptly as possible.
               (v) Except as provided in the Federal Arbitration Act, the decision of the arbitrators will be binding on and non-appealable by the Members. Any such decision may be filed in any court of competent jurisdiction and may be enforced by any Member as a final judgment in such court.
               (vi) The arbitrators shall have no right or authority to grant or award exemplary, punitive, remote, speculative, consequential, special or incidental damages.
               (vii) Pre-hearing discovery shall be limited to a reasonable exchange of documents between the Members, within the maximum number of documents specified by the arbitrators, and shall not include depositions of any Person nor the use of subpoenas to compel testimony. The arbitrators may take a Member’s cooperation or lack of cooperation in furnishing information to the arbitrators and the other Member into account in reaching their decision. Except as provided within this subsection, the Federal Rules of Civil Procedure, as modified or supplemented by the local rules of civil procedure for the U.S. District Court of Colorado, shall apply in the arbitration.
               (viii) Adherence to formal rules of evidence shall not be required. The arbitrators shall consider any evidence and testimony that they determine to be relevant.
               (ix) The Members hereby request that the arbitrators render their decision within 15 days following conclusion of the hearing.
               (x) The defenses of statute of limitations and laches shall be tolled from and after the date a Member gives the other Member written notice of an Arbitral Dispute as provided in Section 12.11(a) above until such time as the Arbitral Dispute has been resolved pursuant to Section 12.11(a), or an arbitration award has been entered pursuant to this Section 12.11(c).

          (d) Recovery of Costs and Attorneys’ Fees. If arbitration arising out of this Agreement is initiated by either Member, the decision of the arbitrators may include the award of court costs, fees and expenses of such arbitration (including reasonable attorneys’ fees).
          (e) Choice of Forum. If, despite the Members’ agreement to submit any Arbitral Disputes to binding arbitration, there are any court proceedings arising out of or relating to this Agreement or the transactions contemplated hereby, such proceedings shall be brought and tried in, and the Members hereby consent to the jurisdiction of, the federal or state courts situated in the City and County of Denver, State of Colorado.
          (f) Jury Waivers. THE PARTIES HEREBY WAIVE ANY AND ALL RIGHTS TO DEMAND A TRIAL BY JURY.
          (g) Settlement Proceedings. All aspects of any settlement proceedings, including discovery, testimony and other evidence, negotiations and communications pursuant to this Section 12.11, briefs and the award shall be held confidential by each Member and the arbitrators, and shall be treated as compromise and settlement negotiations for the purposes of the Federal and State Rules of Evidence.
     12.12 Disclosure. Each Member is acquiring its Interest in the Company based upon its own independent investigation, and the exercise by such Member of its rights and the performance of its obligations under this Agreement are based upon its own investigation, analysis and expertise. Each Member’s acquisition of its Interest in the Company is being made for its own account for investment, and not with a view to the sale or distribution thereof.
     12.13 Brokers and Finder. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the intervention of any Person acting on behalf of any Member in such manner as to give rise to any valid claim against any Member for any brokerage or finder’s commission, fee or similar compensation.
     12.14 Further Assurances. The Members shall provide to each other such information with respect to the transactions contemplated hereby as may be reasonably requested and shall execute and deliver to each other such further documents and take such further action as may be reasonably contemplated herein.
     12.15 Section Headings. The section headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect the interpretation of any provision hereof.
     12.16 Waiver of Certain Damages. Each of the Members (individually, and on behalf of the Company) waives any right to recover any damages, including consequential or punitive damages, in excess of actual damages from any other Member or the Company in connection with a default under this Agreement.
     12.17 Certificates of Interest. Upon the request of either Member, the Interests of the Members in the Company shall be represented by Certificates (“Certificates”), which shall certify the Percentage Interest held by such Member. Subject to the laws of Delaware and the terms of this Agreement, Interests in the Company shall be transferable only upon the books of the Company by the holders thereof, upon surrender and cancellation of certificates for such Interest transferred, with a duly execute assignment and power of transfer endorsed thereon or attached thereto, and with such proof of the authenticity of the signature to such assignment and power of transfer as the Company or its agents may reasonably require. All transfers and assignments shall be subject to the provisions of Article 8 and the other provisions of this Agreement. The Company may issue a new certificate in place of any certificate previously issued by it and alleged to have been lost, stolen or destroyed.

IN WITNESS WHEREOF, the Members hereto have executed this Agreement to be effective as of the date first written herein.

DCP MIDSTREAM, LLC
By:	/s/ Brian S. Frederick
	Name:	Brian S. Frederick
	Title:	Vice President, Planning and Corporate Development

DCP ASSETS HOLDING, LP
By:	/s/ Greg K. Smith
	Name:	Greg K. Smith
	Title:	Vice President, Business Development and Director
Amended and Restated Limited Liability Company Agreement
of DCP East Texas Holdings, LLC

SCHEDULE 3.1
to that
AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF DCP EAST TEXAS HOLDINGS, LLC
DATED JULY 1, 2007
BETWEEN
DCP MIDSTREAM, LLC
AND
DCP ASSETS HOLDING, LP

Member	Percentage Interest
DCP Midstream, LLC	75%
DCP Assets Holding, LP	25%
Schedule 3.1-Page 1

SCHEDULE 5.4
to that
AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF DCP EAST TEXAS HOLDINGS, LLC
DATED JULY 1, 2007
BETWEEN
DCP MIDSTREAM, LLC
AND
DCP ASSETS HOLDING, LP
Pursuant to Section 5.4(b), the following is a list of matters requiring unanimous vote of the Management Committee for approval:
1.	The sale, assignment, transfer, lease or other disposition of all or any portion of the Company Assets for consideration in excess of $20,000,000 in the aggregate.

2.	The purchase or other acquisition of any asset or business of, any equity interest in, or any investment in, any Person for consideration in excess of $20,000,000 in the aggregate.

3.	The Company canceling, compromising, waiving, releasing or settling of any right, claim or lawsuit for an amount in excess of $20,000,000.

4.	The undertaking by the Company of any capital project in excess of $20,000,000, other than (a) reasonable capital expenditures in connection with any emergency or force majeure events or (b) as contemplated by the capital budget prepared and approved in accordance with the provisions of Section 11.2.

5.	The issuance, incurrence, guarantee or assumption of any indebtedness or letter of credit by the Company except guaranties and letters of credit of ordinary course of business contracts, and indebtedness and letters of credit necessary for the day-to-day operation, maintenance and repair of the Company Assets.

6.	The issuance or sale of any equity interest of the Company or any option, warrant or other security convertible into or exercisable for any equity interests of the Company.

7.	The redemption, repurchase or other acquisition of any equity interest of the Company.

8.	The Company making any distributions (whether in cash or otherwise) with respect to the Membership Interests (except as provided in Section 4.3).

9.	The Company entering into, amending, terminated, canceling or renewing any material contracts outside the ordinary course of business.

Schedule 5.4-Page 1

10.	The Company engaging in any transaction with an Affiliate of the Company; provided, that the foregoing shall not apply to transactions or contracts in effect on the date of this Agreement, or ordinary course of business transactions on commercially reasonable terms for the provision of natural gas or natural gas liquids gathering, processing, treating, compressing, storing, transporting, terminaling, trading or marketing services or for the purchase of power, natural gas or natural gas liquids for fuel or system requirements.

11.	The Company merging or consolidating with another Person.

12.	The Company making any loan to any Person (other than extensions of credit to customers in the ordinary course of business and inter-company loans under DCP Midstream, LLC’s cash management system).

13.	A call for capital contributions by the Members, except as provided in Section 5.4(c) of the Agreement.

14.	Any amendment to this Agreement or the Certificate of Formation of the Company.

15.	Any liquidation, dissolution, recapitalization or other winding up of the Company.

16.	The Company making any material change in any method of accounting or accounting principles, practices or policies, other than those required by GAAP or applicable law.

17.	The Company making, amending or revoking any material election with respect to taxes.

18.	Acquiring, commencing or conducting any activity or business that may generate income for federal income tax purposes that may not be “qualifying income” (as such term is defined pursuant to section 7704 of the Code.)
Schedule 5.4-Page 2